Exhibit 10.5

TAX MATTERS AGREEMENT dated as of February 4, 2009 (this “Agreement”) between Bristol Myers Squibb Company, a Delaware corporation (“BMS”), and MJN Restructuring Holdco, Inc., a Delaware corporation (“MJN”, collectively, the “Companies”).

WHEREAS, BMS is the common parent of an affiliated group of corporations, within the meaning of Code Section 1504(a), that has elected to file consolidated Federal income Tax Returns, and MJN is a member of that group;

WHEREAS, MJN intends to issue common stock in an initial public offering (the “IPO”), after which MJN will continue to be a member of the BMS Consolidated Group; and

WHEREAS, BMS and MJN desire to set forth their agreement as to certain matters relating to the inclusion of the MJN Consolidated Group in the BMS Consolidated Group;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, BMS and MJN hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to the singular and plural forms of the terms defined). All section references are to this Agreement unless otherwise stated. All references to “includes” and “including” mean “includes without limitation” or “including without limitation”, as the case may be.

“Adjustment” has the meaning set forth in Section 8.03.

“Agreement” has the meaning set forth in the recitals.

“BMS” has the meaning set forth in the recitals.

“BMS Combined Return” has the meaning set forth in Section 2.01(b).

“BMS Consolidated Group” means BMS and the affiliated group of corporations, within the meaning of Code Section 1504(a), of which BMS is the common parent.

“BMS Consolidated Return” has the meaning set forth in Section 2.01(a).

“China Services Agreement” means the China Services Agreement dated at or around the date of this Agreement, between BMS and MJN.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidation Year” means any taxable period (or portion thereof) ending on or before Deconsolidation.

“Deconsolidation” means that the MJN Consolidated Group ceases to be included in the BMS Consolidated Group.

“Determination” means the final resolution of liability for any tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Code Section 1313(a)(4), an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable agreement under state, local or foreign law; (iii) the expiration of the applicable statute of limitations; or (iv) the payment of the tax by the party responsible for payment of that tax under Article III if BMS and MJN agree that no action should be taken to recoup that payment.

“Dutch Holdco” means MJN Holdings (Netherlands) B.V.

“Gain Recognition Agreement” has the meaning set forth in Section 4.02(c).

“IRS” means the Internal Revenue Service.

“MJN” has the meaning set forth in the recitals.

“MJN Business” means the worldwide Mead Johnson Nutrition business operations included in the MJN financial statements.

“MJN China” means Mead Johnson Nutritionals (China) Ltd.

“MJN Consolidated Group” means MJN and the affiliated group of corporations, within the meaning of Code Section 1504(a), of which MJN would be the common parent if it were not included in the BMS Consolidated Group. For the avoidance of doubt, a corporation shall be treated as being a member of the MJN Consolidated Group only for that portion of a taxable period that such corporation is actually described in the preceding sentence.

“MJN Group” means MJN and the affiliated group of corporations, within the meaning of Code Section 1504(a) without regard to Code Section 1504(b), of which MJN would be the common parent if it were not included in the BMS Consolidated Group other than MJN China at any time before a put or call option is exercised under the China Services Agreement. For the avoidance of doubt, a corporation shall be treated as being a member of the MJN Group only for that portion of a taxable period that such corporation is actually described in the preceding sentence.

“MJN Return Items” has the meaning set forth in Section 8.01.

“MJN Tax Package” has the meaning set forth in Section 7.01.

“Parent Group” means BMS and the affiliated group of corporations, within the meaning of Code Section 1504(a) without regard to Code Section 1504(b), of which BMS is the common parent, including MJN China at any time before a put or call option is exercised under the China Services Agreement, but excluding members of the MJN Group.

“Post-Deconsolidation Year” means any taxable period (or portion thereof) after Deconsolidation.

“Pro Forma MJN Combined Return” has the meaning set forth in Section 3.01(b).

“Pro Forma MJN Consolidated Return” has the meaning set forth in Section 3.01(a).

“Pro Forma MJN Return” means the Pro Forma MJN Consolidated Returns, the Pro Forma MJN Combined Returns and the Pro Forma MJN Separate Returns.

“Pro Forma MJN Separate Return” has the meaning set forth in Section 3.01(c)).

“Records” has the meaning set forth in Section 9.02.

“Regulations” means the Treasury regulations promulgated under the Code or any successor Treasury regulations.

“Separate Return” has the meaning set forth in Section 2.01(c).

“Tax Attributes” has the meaning set forth in Section 3.03(b).

“Tax Returns” means all tax returns, declarations, statements, reports, forms, estimates and information returns relating to taxes, including any amendments thereto and any related or supporting information.

“taxes” means all Federal, state and local, and foreign, taxes, assessments, duties or similar charges of any kind whatsoever.

“Taxing Authority” means any governmental body charged with the determination, collection or imposition of taxes.

“Transitional Services Agreement” means the Transitional Services Agreement dated at or around the date of this Agreement between BMS and MJN.

ARTICLE II

Preparation and Filing of Tax Returns

SECTION 2.01. Filing of Returns. (a) For each taxable year for which BMS files a consolidated Federal income Tax Return (a “BMS Consolidated Return”), BMS shall include the MJN Consolidated Group in such Tax Return if entitled to do so. BMS shall prepare and timely file (or cause to be prepared and timely filed) all BMS Consolidated Returns. To the extent that any BMS Consolidated Return directly relates to matters for which MJN must indemnify the Parent Group under Section 4.02, BMS shall (i) prepare that portion of the BMS Consolidated Return on a basis consistent with past practice (except as required by applicable law or as determined by BMS acting in good faith) and (ii) give MJN a reasonable opportunity to review that portion of the BMS Consolidated Return. BMS shall notify MJN of any such portions not prepared on a basis consistent with past practice, except where such change is required by applicable law.

(b) For each taxable year for which it is permissible to file a Tax Return on a consolidated, combined, unitary or similar basis (other than a BMS Consolidated Return) that would include one or more members of the MJN Group and one or more members of the Parent Group (a “BMS Combined Return”), then the relevant member of the Parent Group may, in its sole discretion, determine whether to file such BMS Combined Return and whether to include certain or all of the relevant members of the MJN Group in such Tax Return. BMS shall prepare and timely file (or cause to be prepared and timely filed) any BMS Combined Returns. To the extent that any BMS Combined Return directly relates to matters for which MJN must indemnify the Parent Group under Section 4.02, BMS shall (i) prepare that portion of the BMS Combined Return on a basis consistent with past practice (except as required by applicable law or as determined by BMS acting in good faith) and (ii) give MJN a reasonable opportunity to review that portion of the BMS Combined Return. BMS shall notify MJN of any such portions not prepared on a basis consistent with past practice, except where such change is required by applicable law. Schedule A sets out a list of states in which BMS intends to file a BMS Combined Return that includes one or more members of the MJN Group.

(c) For all Tax Returns other than BMS Consolidated Returns and BMS Combined Returns (“Separate Returns”), the entity customarily responsible under applicable law for filing such Separate Returns shall prepare and timely file (or cause to be prepared and timely filed) such Separate Returns. To the extent that any Separate Return filed by BMS directly relates to matters for which MJN must indemnify the Parent Group under Section 4.02, BMS shall (i) prepare that portion of the Separate Return on a basis consistent with past practice (except as required by applicable law or as determined by BMS acting in good faith) and (ii) give MJN a reasonable opportunity to review that portion of the Separate Return. BMS shall notify MJN of any such portions not prepared on a basis consistent with past practice, except where such change is required by applicable law. To the extent that any Separate Return filed by MJN directly relates to matters for which BMS must indemnify the MJN Group under Section 4.01, MJN shall (i) prepare that portion of the Separate Return on a basis consistent with past practice (except as required by applicable law or as otherwise agreed by BMS and MJN) and (ii) give BMS a reasonable opportunity to review that portion of the Separate Return. Schedule B sets out a list of each material state in which the parties intend that MJN will file a Separate Return. The parties intend that members of the MJN Group will file Separate Returns in all foreign jurisdictions unless BMS otherwise provides notice to MJN that there is an opportunity in any such foreign jurisdiction to file a BMS Combined Return.

SECTION 2.02. Consents and Elections. BMS and MJN shall prepare, sign and timely file (or cause to be prepared, signed and timely filed) any consents, elections and other documents and take any other actions necessary or appropriate to effect the filing of the Tax Returns described in Section 2.01.

SECTION 2.03. Payment of Taxes. The party responsible under Section 2.01 for preparing and filing a Tax Return shall pay to the relevant Taxing Authority any taxes shown as due on that Tax Return. The obligation to make these payments shall not affect the payor’s right, if any, to receive payments under Article III or otherwise be indemnified with respect to that tax liability.

ARTICLE III

Pro Forma MJN Returns

SECTION 3.01. Pro Forma MJN Returns in General. (a) For each taxable period (or portion thereof) beginning on or after January 1, 2009 in which the MJN Consolidated Group is included in a BMS Consolidated Return, BMS shall prepare a pro forma Federal income Tax Return for the MJN Consolidated Group (a “Pro Forma MJN Consolidated Return”) based on the corresponding MJN Tax Package. Except as otherwise provided in this Article III, the Pro Forma MJN Consolidated Return shall be prepared as if MJN filed a consolidated return on behalf of the MJN Consolidated Group.

(b) For each taxable period (or portion thereof) beginning on or after January 1, 2009 in which one or more members of the MJN Group is included in a BMS Combined Return, BMS shall prepare a pro forma Tax Return for those members of the MJN Group (a “Pro Forma MJN Combined Return”) based on the corresponding MJN Tax Package. Except as otherwise provided in this Article III, the Pro Forma MJN Combined Return shall be prepared as if the members of the MJN Group included in the BMS Combined Return instead filed a single combined return.

(c) For each taxable period (or portion thereof) beginning on or after January 1, 2009 in which a Separate Return is filed, a portion of which relates to the MJN Business and a portion of which does not, BMS shall prepare a pro forma Tax Return for the first such portion (a “Pro Forma MJN Separate Return”) based on the corresponding MJN Tax Package.

SECTION 3.02. China. Notwithstanding anything in this Agreement, amounts of income, gain, loss and other similar items in relation to MJN China shall not be included on any Pro Forma MJN Return in relation to any taxable periods (or portions thereof) ending on or before a put or call option is exercised under the China Services Agreement.

SECTION 3.03. Preparation of the Pro Forma MJN Returns. (a) The Pro Forma MJN Returns shall be prepared in a manner consistent with the past practices of BMS (except as required by applicable law or as determined by BMS acting in good faith) and shall reflect all elections, positions and methods used in the relevant BMS Tax Returns. BMS shall give MJN a reasonable opportunity to review any Pro Forma MJN Returns. BMS shall notify MJN of any such portions not prepared on a basis consistent with past practice, except where such change is required by applicable law.

(b) The Pro Forma MJN Returns shall reflect any carryovers or carrybacks of net operating losses, net capital losses, excess tax credits and any other similar tax attributes (“Tax Attributes”) arising in an earlier or later taxable period for which a Pro Forma MJN Return was prepared, to the extent such item would be so reflected if all Pro Forma MJN Returns were actual Tax Returns.

(c) For purposes of preparing a Pro Forma MJN Return, the provisions of applicable law shall be applied as if the entities included in that Pro Forma MJN Return were a separate combined group or consolidated group, except that a transaction between any member of the MJN Group, on the one hand, and any member of the Parent Group, on the other hand, shall not be taken into account until the first taxable year in which that transaction is required to be taken into account under Code Section 1502 or the comparable provision of state, local or foreign law.

SECTION 3.04. Taxes with Respect to Pro Forma MJN Returns. (a) Except as provided in Section 3.04(b), each of MJN and BMS shall make (or cause to be made) payments to the other party with respect to any Pro Forma MJN Return as if (i) that Pro Forma MJN Return were actually required to be filed under the laws of the applicable taxing jurisdiction and (ii) BMS were the relevant Taxing Authority of that taxing jurisdiction. The amount of any payment required to be made under this Section 3.04(a) with respect to any tax year commencing on January 1, 2009, shall be multiplied by a fraction (i) the numerator of which is eleven and (ii) the denominator of which is twelve.

(b) Each of MJN and BMS shall make (or cause to be made) payments to the other party with respect to any Separate Return filed by MJN under Section 2.01(c) (excluding any amount that would be due with respect to the related Pro Forma MJN Separate Return prepared by BMS under Section 3.01(c)) (“BMS Carveout Separate Return”) as if (i) that BMS Carveout Separate Return was actually required to be filed under the laws of the applicable taxing jurisdiction and (ii) MJN were the relevant Taxing Authority of that taxing jurisdiction.

(c) In applying the general principles set out in this Section 3.04, all laws and regulations relating to timing and computation of payments, interest, penalties, additions to tax and additional amounts shall be applied.

SECTION 3.05. Notification and Payment. Each party shall notify the other of any amounts due to it under this Article III no later than five days prior to the date such payments are due (or would be due) to be paid to a Taxing Authority. Payments required to be made under this Article III must be made on or before such due date.

ARTICLE IV

Indemnity

SECTION 4.01. BMS Indemnity. BMS shall indemnify the MJN Group and hold it harmless from:

(i) any tax of any member of the Parent Group;

(ii) any tax for which BMS is responsible under Section 2.03;

(iii) any tax of any member of the MJN Group for taxable periods (or portions thereof) ending on or before December 31, 2008;

(iv) any tax arising solely as a result of transferring the MJN Business to any member of the MJN Group for purposes of separating the MJN Business from BMS for the IPO, whether or not that transfer happened before the IPO;

(v) any tax incurred as a result of any excess loss account that must be taken into account pursuant to Section 1.1502-19 of the Regulations (“Excess Loss Account”) to the extent the Excess Loss Account relates to the stock of MJN;

(vi) any interest, penalties, additional amounts and additions to tax that have arisen solely as a result of an error by BMS in the preparation of a Pro Forma MJN Return.

(vii) any interest, penalties, additional amounts and additions to tax related to the foregoing;

excluding, in each case, any tax for which MJN is responsible under Section 4.02.

SECTION 4.02. MJN Indemnity. MJN shall indemnify the Parent Group and hold it harmless from:

(i) any tax for which MJN is responsible under Section 2.03;

(ii) any tax incurred as a result of any Excess Loss Account to the extent the Excess Loss Account relates to stock of a member of the MJN Consolidated Group other than MJN;

(iii) any tax incurred as a result of any gain recognized pursuant to a gain recognition agreement entered into by any member of the BMS Consolidated Group in relation to a member of the MJN Group in accordance with Section 1.367(a)-8T of the Regulations (“Gain Recognition Agreement”), excluding any gain required to be recognized as a result of a Deconsolidation being a “triggering event” (within the meaning of those Regulations);

(iv) any interest (other than interest described in Section 4.01(vi)), penalties, additional amounts and additions to tax related to the foregoing.

SECTION 4.03. Calculating Indemnity Payments. For purposes of computing indemnity payments under this Article IV, each party is assumed to pay tax at the maximum applicable tax rate.

ARTICLE V

Post-Deconsolidation Periods

SECTION 5.01. MJN Tax Attributes (a) If (i) any member of the MJN Group generated a Tax Attribute in a taxable period (or portion thereof) for which a Pro Forma MJN Return is required to be prepared in accordance with Article III and (ii) that member holds that Tax Attribute immediately after Deconsolidation, then MJN shall pay to BMS an amount equal to the amount, if any, by which any amount payable with respect to any Pro Forma MJN Return (y) by MJN to BMS was reduced or (z) by BMS to MJN was increased, by reason of including that Tax Attribute in that Pro Forma MJN Return.

(b) If any member of the MJN Group generated a Tax Attribute in a taxable period for which a Pro Forma MJN Return is required to be prepared in accordance with Article III and no member of the MJN Group holds that Tax Attribute immediately after Deconsolidation, BMS shall pay to MJN an amount equal to the actual benefit that a member of the Parent Group realized from using that Tax Attribute (the amount of such benefit determined by BMS in its sole discretion), but only if the inclusion of such Tax Attribute in a Pro Forma MJN Return did not (i) reduce the amount payable by MJN to BMS under Article III or (ii) increase the amount payable by BMS to MJN under Article III.

SECTION 5.02. Post-Deconsolidation Year Carrybacks. MJN shall (and shall cause members of the MJN Group to) waive the carrybacks of any Tax Attributes to the extent permitted under applicable law from any Post-Deconsolidation Year to any Consolidation Year unless such carryback does not have a material effect on BMS (determined by BMS acting in good faith). If any member of the MJN Group carries a Tax Attribute back from a Post-Deconsolidation Year to a Consolidation Year no payment shall be due from BMS with respect to that carryback unless such carryback does not have a material effect on BMS (determined by BMS acting in good faith).

SECTION 5.03. China. Immediately following the payment by BMS to MJN of any Net Actual Distribution Amount (as defined in the China Services Agreement) on any BMS Payment Due Date (as defined in the China Services Agreement), MJN shall pay to BMS the amount by which that Net Actual Distribution Amount exceeds 65% of the pre-tax (including withholding tax) earnings to which that Net Actual Distribution Amount relates. The intention of this clause is that MJN economically bear aggregate local and U.S. taxes with respect to MJN China at a 35% effective tax rate.

ARTICLE VI

Preparation of Tax Package

SECTION 6.01. Tax Package. MJN shall provide to BMS, in a format determined by BMS, all information requested by BMS as reasonably necessary to prepare the BMS Consolidated Return, the BMS Combined Returns and the Pro Forma MJN Returns (the “MJN Tax Package”) and to determine any amounts payable under Article III. The MJN Tax Package shall be prepared on a basis consistent with the principles set out in Article III.

ARTICLE VII

Audits, Amended Returns, Contests, Adjustments and Rulings

SECTION 7.01. Audits and Contests. (a) BMS will have exclusive and sole responsibility and control with respect to the conduct and settlement of any examinations and contests by a Taxing Authority of any Tax Returns that BMS is responsible for filing under Article II; provided, however, that BMS shall not settle any matter that would cause a payment obligation for any member of the MJN Group under this Agreement without the consent of MJN (which consent shall not unreasonably be withheld or delayed). If MJN does not respond to BMS’s request for consent within 30 days, MJN shall be deemed to have consented. Within 10 days of the commencement of any such audit proceeding or contest, BMS shall give MJN notice of and consult with MJN with respect to any issues relating to items of income, gain, loss, deduction or credit of MJN (any such items, “MJN Return Items”); provided, however, that MJN shall not be relieved of any obligation to make additional payments under this Agreement if BMS fails to timely deliver the notice described above except to the extent that MJN is actually prejudiced thereby. Notwithstanding the foregoing, BMS shall have the right in its sole discretion to have MJN pay any disputed taxes and sue for a refund in the forum of BMS’s choice. BMS shall act in good faith with respect to the matters described in this Section 8.01(a).

(b) BMS and MJN shall have joint control with respect to the conduct and settlement of any examinations and contests by a Taxing Authority of any Separate Tax Return that MJN is responsible for filing under Article II for which a Pro Forma MJN Separate Return must be prepared; provided, however, that BMS and MJN shall not settle any such examinations or contests without the consent of the other party (which consent shall not unreasonably be withheld or delayed). If either BMS or MJN do not respond to the other party’s request for consent within 30 days, that party shall be deemed to have consented. BMS and MJN shall act in good faith with respect to the matters described in this Section 8.01(b).

SECTION 7.02. Expenses. MJN shall reimburse BMS for all reasonable out-of-pocket expenses (including legal, consulting and accounting fees) in the course of proceedings described in Section 8.01 to the extent those expenses are reasonably attributable to any member of the MJN Group.

SECTION 7.03. Recalculation of Pro Forma MJN Return for a Determination. If there is a Determination that results in an additional payment of tax (including a payment of tax made preliminary to commencing a refund claim or contest), use of a tax attribute or a refund of tax (including a refund of such a preliminary payment) (any such additional payment, use of a tax attribute or refund, an “Adjustment”) relating to a BMS Consolidated Return or a BMS Combined Return for any taxable period for which a Pro Forma MJN Return is required to be prepared, a corresponding adjustment shall be made to the corresponding Pro Forma MJN Return, as applicable. Within five days after any such Adjustment, MJN or BMS, as appropriate, shall make additional payments or refund payments to the other party reflecting such Adjustment, plus interest pursuant to Section 10.01 of this Agreement, calculated as if payments by and to MJN pursuant to Articles III, IV and VI of this Agreement and this Article IIX were payments and refunds of applicable Federal, state, local or foreign taxes. MJN shall further pay to BMS, on an after-tax basis, the amount of any penalties or additions to tax incurred by the a member of the Parent Group in connection with any Adjustment to any MJN Return Item for a taxable period for which a Pro Forma MJN Return is required to be prepared.

ARTICLE VIII

General Cooperation and Document Retention

SECTION 8.01. Cooperation. Each member of the Parent Group and the MJN Group shall cooperate fully with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, audits, contest and other matters covered by this Agreement.

(a) Such cooperation shall include:

(i) the execution of any document that may be necessary or reasonably helpful in connection with any audit or contest, the filing of a Tax Return by a member of the Parent Group or the MJN Group, or obtaining a tax opinion or private letter ruling; and

(ii) monitoring any Excess Loss Account relating to stock of a member of the MJN Consolidated Group.

SECTION 8.02. Duty to Mitigate Recognition or Recapture of Income. Prior to any event that may result in recognition or recapture of income (including under any Gain Recognition Agreement), BMS and MJN shall use (and shall cause the members of the Parent Group and MJN Group, respectively, to use) all commercially reasonably efforts to eliminate such recognition or recapture of income or otherwise avoid or minimize the impact thereof. For the avoidance of doubt:

(i) MJN agrees to enter into (or will cause the appropriate member of the MJN Group to enter into) a new gain recognition agreement pursuant to Regulation 1.367(a)-8T(g) (relating to nonrecognition transfers), if entering into that agreement would preclude the recognition of gain described in Section 4.02(c); and

(ii) To the extent that any member of the MJN Group is a “U.S. transferor” (within the meaning of Regulation 1.367(a)-8T(a)((1)(xi)) with respect to property for which a Gain Recognition Agreement was entered into, MJN agrees to comply (or will cause the appropriate member of the MJN Group to comply) with the annual certification requirements of Regulation 1.367(a)-8T(b)(5) for the term of such Gain Recognition Agreement and to promptly provide copies of those annual certifications to BMS.

A current list of relevant Gain Recognition Agreements are set out in Schedule C (as amended from time to time).

SECTION 8.03. Authority. The person holding the office of Vice President, Taxes, BMS, (i) is hereby duly authorized to sign any Tax Return or any other document relating to taxes as a duly authorized signatory of any member of the MJN Group and (ii) shall have final decision making authority in relation to the content of any Tax Returns or other documents relating to taxes, in each case, unless, and solely with respect to Separate Returns filed by MJN under Section 2.01(c) (other than any Separate Returns described in the penultimate sentence of Section 2.01(c)), the Board of Directors of MJN affirmatively determines otherwise.

SECTION 8.04. Document Retention, Access to Records & Use of Personnel. Until the expiration of the relevant statute of limitations (including extensions), each of BMS and MJN shall (i) retain records, documents, accounting data, computer data and other information (collectively, the “Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either party under this Agreement; and (ii) give each other reasonable access to such Records and to its personnel (insuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either party under this Agreement. Prior to disposing of any such Records, each of BMS and MJN shall notify the other party in writing of such intention and afford the other party the opportunity to take possession or make copies of such Records at its discretion.

SECTION 8.05. The parties agree, for U.S. Federal income tax purposes, to treat the execution of the China Services Agreement as the contribution (under Section 351 of the Code) by BMS of its partnership interest in MJN China to MJN in consideration for low vote stock of MJN.

SECTION 8.06. Value Added Taxes. Certain cooperation and other provisions relating to value added taxes payable in connection with transferring the MJN Business to members of the MJN Group are set out in the Separation Agreement dated at or around the date of this Agreement between BMS, MJN and Mead Johnson Nutrition Company.

SECTION 8.07. Dutch Holdco Earnings and Profits. MJN will cause all direct and indirect subsidiaries of Dutch Holdco to pay distributions up to Dutch Holdco during 2009 to the maximum extent possible; provided that no direct or indirect subsidiary of Dutch Holdco is left without a commercially reasonable amount of working capital after making any such distribution. Dutch Holdco will not pay any distributions to MJN during 2009 except to the extent reasonably necessary to allow any member of the MJN Consolidated Group to service its debt obligations.

ARTICLE IX

Miscellaneous Provisions

SECTION 9.01. Interest. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code (or, where relevant, under applicable state, local or foreign law) for interest on underpayments and overpayments, respectively, of tax for the relevant period. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest at a rate equal to two hundred basis points above the average interest rate on the senior bank debt of BMS.

SECTION 9.02. No Duplication of Payment. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require MJN or BMS, as the case may be, to make any payment to the extent that the payment is attributable to a Tax Attribute for which payment has previously been made under this Agreement.

SECTION 9.03. Confidentiality. Each of BMS and MJN agrees that any information furnished pursuant to this Agreement is confidential and, except as and to the extent required by law or otherwise during the course of an audit or contest or other administrative or legal proceeding, shall not be disclosed to other persons. In addition, each of BMS and MJN shall cause its employees, agents and advisors to comply with the terms of this Section 10.03.

SECTION 9.04. Successors and Access to Information. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger (including, for the avoidance of doubt, a merger with Mead Johnson Nutrition Company), acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement, and in such event, all references herein to a party shall refer instead to the successor of such party.

SECTION 9.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

SECTION 9.06. Headings. The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

SECTION 9.07. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

SECTION 9.08. Notices. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered to the parties at the following addresses (or at such other address as one party may specify by notice to the other party):

If to BMS:

Bristol-Myers Squibb Company 345 Park Avenue New York, NY 10154-0037
Attention:	Gary Lewbel, Vice President, Taxes

If to MJN:

Mead Johnson Nutrition Company 2400 West Lloyd Expressway Evansville, IN 47721-0001
Attention:	Kevin Wilson,
Vice President, Treasurer
CC:	Pete Leemputte Chief Financial Officer

or to any other address as BMS or MJN shall furnish in writing to one another. All such notices and communications shall be effective when received.

SECTION 9.09. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding, and enforceable to their full extent.

SECTION 9.10. Termination. This Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any taxes contemplated by this Agreement; provided, however, that neither BMS nor MJN shall have any liability to the other party with respect to tax liabilities for taxable years in which MJN is not included in the BMS Consolidated Returns except as provided in Articles III and VI of this Agreement.

SECTION 9.11. Successor Provisions. Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

SECTION 9.12. Compliance by Group Members. BMS and MJN each agrees to cause all present and future members of the Parent Group and the MJN Group to comply with the terms of this Agreement.

SECTION 9.13. Survival. Notwithstanding anything in this agreement to the contrary, the provisions of this agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extensions thereof).

SECTION 9.14. Integration; Amendments. Except as explicitly stated herein, this Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent, the provisions of this Agreement conflict with the Transitional Services Agreement, the provisions of this Agreement shall control.

SECTION 9.15. Waiver of Jury Trial. Each party waivers, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any dispute arising out of this agreement.

IN WITNESS WHEREOF, each of the parties of this Agreement has caused this Agreement to be executed by its duly authorized officer as of the date first set forth above.

Bristol Myers Squibb Company

By	/s/ Gary Lewbel
Name:	Gary Lewbel
Title:	Vice President

MJN Restructuring Holdco, Inc.

By	/s/ Kevin Wilson
Name:	Kevin Wilson
Title:	Vice President and Treasurer

SCHEDULE A

The following Schedule sets out a list of states in which BMS intends to file a BMS Combined Return that includes one or more members of the MJN Group.

Entity	FEIN	State/Local	Type
BMS	22-0790350	AK	Water’s Edge
BMS	22-0790350	AZ	Consolidated
BMS	22-0790350	CA	Water’s Edge
BMS	22-0790350	CO	Water’s Edge
BMS	22-0790350	CT	Combined
BMS	22-0790350	FL	Consolidated
BMS	22-0790350	HI	Consolidated
BMS	22-0790350	IA	Combined
BMS	22-0790350	ID	Worldwide
BMS	22-0790350	IL	Water’s Edge
BMS	22-0790350	IN	Combined
BMS	22-0790350	KS	Consolidated
BMS	22-0790350	ME	Consolidated
BMS	22-0790350	MN	Water’s Edge
BMS	22-0790350	MT	Worldwide
BMS	22-0790350	ND	Worldwide
BMS	22-0790350	NE	Consolidated
BMS	22-0790350	NY	Combined
BMS	22-0790350	NYNYC	Combined
BMS	22-0790350	OR	Consolidated
BMS	22-0790350	OR-Ptlnd/Mult	Consolidated
BMS	22-0790350	TX	Consolidated
BMS	22-0790350	UT	Worldwide
BMS	22-0790350	Washington DC	Combined
E.R. Squibb & Sons LLC	22-0790350	AR	Combined
E.R. Squibb & Sons LLC	22-0790350	MA	Combined
E.R. Squibb & Sons LLC	22-0790350	NM	Consolidated
E.R. Squibb & Sons LLC	22-0790350	OH	Nexus Combined
E.R. Squibb & Sons LLC	22-0790350	RI	Combined
E.R. Squibb & Sons LLC	22-0790350	SC	Combined

SCHEDULE B

The following Schedule sets out a list of each material taxing jurisdiction in which the parties intend that MJN will file a Separate Return.

Entity	FEIN	State/Local
MJN	35-1140848	AL
MJN	35-1140848	AL
MJN	35-1140848	GA
MJN	35-1140848	KY
MJN	35-1140848	MD
MJN	35-1140848	MI
MJN	35-1140848	MO
MJN	35-1140848	MO-ST. LOUIS
MJN	35-1140848	MS
MJN	35-1140848	NC
MJN	35-1140848	NH
MJN	35-1140848	NJ
MJN	35-1140848	OH-COLUMBUS
MJN	35-1140848	PA
MJN	35-1140848	PA-Philadelphia
MJN	35-1140848	TN
MJN	35-1140848	WI
MJN	35-1140848	WV

SCHEDULE C

Clauses 4.02(iv) and 8.02 - Below is a list of the entities for which GRAs will be entered into in connection with the IPO:

1. Bristol-Myers Squibb (Hong Kong) Limited (to be renamed Mead Johnson Nutrition (Hong Kong) Limited);

2. Mead Johnson Nutrition Holdings (Singapore) Pte. Ltd.; and

3. Triple J Ingredients Pte. Ltd.